Exhibit 99.1

Lawson Software Reports Q2 FY05 Results

    ST. PAUL, Minn.--(BUSINESS WIRE)--Jan. 5, 2005--Lawson Software, Inc. (Nasdaq:LWSN), today reported revenues of $83.0 million for its fiscal 2005 second quarter ended Nov. 30, 2004, compared with revenues of $84.3 million in its fiscal 2004 second quarter. License fee revenues were $13.2 million in the second quarter, compared with $17.3 million in the fiscal 2004 second quarter. Services revenues were $69.8 million in the quarter, up from $67.0 million in the comparable fiscal 2004 second quarter, primarily due to maintenance fees from support contracts purchased in April 2004.
    The company posted a net loss of $3.0 million, or a loss of $0.03 per share, compared with a net loss of $1.3 million, or a loss of $0.01 per share in the fiscal 2004 second quarter.
    Fiscal 2005 second quarter operating results include $7.7 million in pre-tax items consisting of $5.5 million in restructuring charges, $1.0 million in amortization of acquired maintenance contracts reflected in cost of services, $813,000 in software amortization reflected in cost of license fees, $384,000 in intangible amortization related to acquisitions, and $85,000 in non-cash stock-based compensation.
    For the six months ended Nov. 30, 2004, the company posted a net loss of $3.4 million, or a loss of $0.03 per share, on total revenues of $165.7 million, compared with net income of $2.0 million, or $0.02 per diluted share, on total revenues of $172.3 million in the comparable fiscal 2004 period.
    Fiscal 2005 six-month operating results include $9.9 million in pre-tax items consisting of $5.4 million in restructuring charges, $2.0 million in amortization of acquired maintenance contracts reflected in cost of services, $1.6 million in software amortization reflected in cost of license fees, $768,000 in intangible amortization related to acquisitions, and $107,000 in non-cash stock-based compensation.
    The company's cash, cash equivalents and marketable securities increased to $208.9 million at Nov. 30, 2004, from $184.5 million at Aug. 31, 2004.
    Days sales outstanding (DSO) were reduced to 52 during the second quarter, compared with 61 in the fiscal 2005 first quarter.

    Second Quarter Performance

    Jay Coughlan, Lawson president and chief executive officer, said:
"Our license revenue came in as expected, given that the business environment during the entire quarter reflected the uncertainty of the Oracle/PeopleSoft merger. We're pleased that this industry event is now concluding, and we are poised to further differentiate Lawson from our competitors in the new landscape. In addition, our services revenue reflected strong maintenance fees, including maintenance fees from the support contracts we purchased in April 2004. Finally, our recent actions have positioned us well to execute on our financial strategy for the remainder of the fiscal year."
    The company signed 124 deals in the quarter, compared with 122 in the first quarter. Of total licensing activity in the fiscal 2005 second quarter, approximately 60 percent came from existing clients and approximately 40 percent from new clients.
    During the quarter, the company signed 15 new clients at an average selling price of $383,000, compared with 12 new clients at an average selling price of $428,000 in the first quarter of fiscal 2005. The company signed two software licensing agreements valued at more than $1 million: North Central Texas Council of Governments in the Government and Education market and Barbara Ann Karmanos Cancer Institute in the Healthcare market.

    Informal SEC Investigation

    The company also announced today that the Securities and Exchange Commission (SEC) is conducting an informal investigation concerning the company's revenue recognition practices. The company is fully cooperating with the SEC. In response to a telephone call from the SEC seeking information from the company, the Audit Committee of the company's Board of Directors retained independent legal counsel, which retained an independent accounting firm to investigate thoroughly the issues identified by the SEC. The Audit Committee's investigation was recently completed. Following the Audit Committee's investigation, the company has concluded that its financial statements can continue to be relied upon and need not be restated. The Audit Committee will share the results of its independent investigation with the SEC, and the company will continue to provide information to the SEC as the process proceeds. The SEC has not concluded its informal investigation, and it is not bound by the results of the Audit Committee's independent investigation.
    Lawson has incurred approximately $2.2 million in fees and expenses for this independent investigation, of which approximately $600,000 was incurred during the second quarter ended Nov. 30, 2004.
    The company plans to file timely its quarterly report on Form 10-Q by Jan. 10, 2005, for the second quarter ended Nov. 30, 2004.

    Conference Call and Webcast

    The company will host a conference call to discuss its second quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) Jan. 5, 2005. Interested parties may listen to the call on Jan. 5, 2005, by dialing 888-396-9924 (passcode Lawson 15) and international callers 1-773-756-4600. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time.
    A replay will be available approximately one hour after the conference call concludes and will remain available through Friday, Jan. 14, 2005. The replay number is 800-386-4118 and international 1-402-220-9815. The webcast will remain on www.lawson.com for approximately two weeks.

    About Lawson Software

    Lawson Software provides business application software and services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, and Africa. Additional information about Lawson is available at www.lawson.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.



                        LAWSON SOFTWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                              UNAUDITED
                            (in thousands)
                                                   Nov. 30,   May 31,
                                                     2004      2004
                                                  ---------- ---------
ASSETS
Current assets:
  Cash and cash equivalents                        $119,737   $79,996
  Marketable securities                              86,326   120,465
  Trade accounts receivable, net                     48,160    65,236
  Other current assets                               38,057    35,761
                                                  ---------- ---------
     Total current assets                           292,280   301,458

Long-term marketable securities                       2,858     8,521
Property and equipment, net                          14,944    17,235
Goodwill and other intangible assets, net            79,857    83,809
Other assets                                         12,371    12,575
                                                  ---------- ---------
     Total assets                                  $402,310  $423,598
                                                  ========== =========

LIABILITIES AND STOCKHOLDERS'  EQUITY
Current liabilities:
  Current portion of long-term debt                  $2,155    $1,652
  Accounts payable and other accrued liabilities     44,711    51,375
  Deferred revenue and client deposits               74,602    83,095
                                                  ---------- ---------
     Total current liabilities                      121,468   136,122

Long-term debt, less current portion                      -       990
Other long-term liabilities                           3,309     3,600
                                                  ---------- ---------
     Total liabilities                              124,777   140,712
                                                  ---------- ---------

Stockholders' equity:
 Preferred stock                                          -         -
 Common stock                                         1,113     1,099
 Additional paid-in capital                         332,941   327,715
 Treasury stock, at cost                            (74,082)  (65,555)
 Deferred stock-based compensation                     (294)     (774)
 Retained earnings                                   14,034    17,471
 Accumulated other comprehensive gain                 3,821     2,930
                                                  ---------- ---------
     Total stockholders' equity                     277,533   282,886
                                                  ---------- ---------
     Total liabilities and stockholders' equity    $402,310  $423,598
                                                  ========== =========



                         LAWSON SOFTWARE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               UNAUDITED
                 (in thousands, except per share data)


                                  Three Months Ended  Six Months Ended
                                  ------------------ -----------------
                                  Nov. 30,  Nov. 30, Nov. 30, Nov. 30,
                                    2004      2003     2004     2003
                                  --------  -------- -------- --------
Revenues:
 License fees                     $13,195   $17,313  $26,446  $39,974
 Services                          69,804    66,952  139,238  132,293
                                  --------  -------- -------- --------
    Total revenues                 82,999    84,265  165,684  172,267
Cost of revenues:
 Cost of license fees               2,904     3,988    5,279    8,079
 Cost of services                  37,048    33,731   73,504   65,832
                                  --------  -------- -------- --------
    Total cost of revenues         39,952    37,719   78,783   73,911
                                  --------  -------- -------- --------

    Gross profit                   43,047    46,546   86,901   98,356

Operating expenses:
 Research and development          15,654    15,257   31,301   30,192
 Sales and marketing               19,578    21,498   40,535   44,496
 General and administrative         7,911    10,085   16,161   19,310
 Restructuring                      5,465     2,250    5,390    2,210
 Amortization of acquired
  intangibles                         384       321      769      566
                                  --------  -------- -------- --------
    Total operating expenses       48,992    49,411   94,156   96,774
                                  --------  -------- -------- --------
Operating (loss) income            (5,945)   (2,865)  (7,255)   1,582
Other income:
 Interest income                      907       780    1,564    1,662
 Interest expense                     (15)      (20)     (28)     (38)
                                  --------  -------- -------- --------
    Total other income                892       760    1,536    1,624

(Loss) income before income taxes  (5,053)   (2,105)  (5,719)   3,206
(Benefit) provision for income
 taxes                             (2,033)     (821)  (2,282)   1,250
                                  --------  -------- -------- --------
Net (loss) income                 $(3,020)  $(1,284) $(3,437)  $1,956
                                  ========  ======== ======== ========

Net (loss) income per share:
 Basic                             $(0.03)   $(0.01)  $(0.03)   $0.02
                                  ========  ======== ======== ========
 Diluted                           $(0.03)   $(0.01)  $(0.03)   $0.02
                                  ========  ======== ======== ========
Shares used in computing net
 (loss) income per share:
 Basic                             98,316    98,302   98,305   98,383
                                  ========  ======== ======== ========
 Diluted                           98,316    98,302   98,305  107,253
                                  ========  ======== ======== ========


    CONTACT: Lawson Software, Inc., St. Paul
             Media contact:
             Terry Blake, 651-767-4766
             terry.blake@lawson.com
             or
             Investors and analysts contact:
             Barbara Doyle, 651-767-4385
             barbara.doyle@lawson.com